Exhibit 99.10(a)

                         Independent Auditors' Consent

To the Board of Directors and Shareholders of Mutual of America Investment Corporation:

We consent to the use of our report dated February 21, 2003 with respect to Mutual of America Investment Corporation (comprised of: Money Market Fund, All America Fund, Equity Index Fund, Mid-Cap Equity Index Fund, Bond Fund, Short-Term Bond Fund, Mid-Term Bond Fund, Composite Fund, and Aggressive Equity
Fund) incorporated herein by reference and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information.

KPMG LLP

New York, New York
April 25, 2003